Prospectus Supplement

(To Prospectus dated April 27, 1998)

THE UNION LIGHT, HEAT AND POWER COMPANY
$20,000,000
6.11% DEBENTURES DUE 2003

The Debentures due 2003 will mature on December 8, 2003. We will pay interest on the Debentures on June 8 and December 8 of each year. The first such payment will be made on June 8, 1999. We may redeem the Debentures at any time before maturity. The Debentures will not be subject to any sinking fund.

              ----------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              ----------------------------------------------------

                                                            PER DEBENTURE    TOTAL
 Initial public offering price............................      100.00%        $20,000,000
 Underwriting Discounts and Commissions...................       .50%          $  100,000
 Proceeds, before expenses, to Company....................      99.50%         $19,900,000

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from December 8, 1998 and must be paid by the purchaser as part of the initial public offering price if the Debentures are delivered after December 8, 1998.

              ----------------------------------------------------

The Underwriter expects to deliver the Debentures, in book-entry form, through the Depository Trust Company on or about December 8, 1998. Purchasers must pay for the Debentures in immediately available funds.

FIRST CHICAGO CAPITAL MARKETS, INC.

The date of this Prospectus Supplement is November 30, 1998.

                               TABLE OF CONTENTS

                                       PROSPECTUS SUPPLEMENT

Incorporation of Certain Documents by Reference.......................................         S-3
Selected Financial Information........................................................         S-4
Use of Proceeds.......................................................................         S-5
Certain Terms of the Debentures.......................................................         S-5
Underwriting..........................................................................         S-7

                                            PROSPECTUS

Available Information.................................................................           2
Incorporation of Certain Documents by Reference.......................................           2
The Company...........................................................................           3
Use of Proceeds.......................................................................           3
Ratio of Earnings to Fixed Charges....................................................           3
Description of Debt Securities........................................................           3
Plan of Distribution..................................................................           9
Legal Opinions........................................................................          10

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read carefully this Prospectus Supplement along with the accompanying Prospectus before you invest. Both documents contain important information you should consider when making your investment decision. This Prospectus Supplement contains information about the Debentures and the accompanying Prospectus contains information about the Company and our debt securities generally. This Prospectus Supplement may add, update or change information in the accompanying Prospectus. You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. You should assume that the information appearing in this Prospectus Supplement or the accompanying Prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is current only as of its respective date. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. We have not authorized anyone else to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. In this Prospectus Supplement and the accompanying Prospectus, "Union Light," the "Company," "we," "us" and "our" refer to The Union Light, Heat and Power Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this Prospectus Supplement. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until we sell all of the Debentures.

(i) Union Light's Quarterly Reports on Form 10-Q  Quarters ended March 31, 1998,
                                                  June 30, 1998 and September 30, 1998

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                William Sheafer
                          Vice President and Treasurer
                    The Union Light, Heat and Power Company
                             139 East Fourth Street
                            Cincinnati, Ohio, 45202
                                 (513) 421-9500

                         SELECTED FINANCIAL INFORMATION

    The following tables set forth certain financial information of Union Light. This information is derived from the historical results of the Company. See "Available Information" in the accompanying Prospectus. All amounts are in thousands except the ratio of earnings to fixed charges.

SELECTED INCOME INFORMATION

                                                NINE MONTHS
                                                   ENDED                       12 MONTHS ENDED DECEMBER 31,
                                               SEPTEMBER 30,  ---------------------------------------------------------------
                                                   1998          1997          1996           1995        1994        1993
                                               -------------  ----------  --------------   ----------  ----------  ----------
                                                                         (THOUSANDS, EXCEPT RATIOS)
Operating Revenues...........................  $   189,086    $  271,622  $      267,768   $  257,468  $  249,535  $  251,456
Operating Income.............................  $    15,423    $   18,435  $       21,034   $   19,830  $   16,390  $   17,936
Interest Charges--Net........................  $     3,328    $    4,768  $        4,661   $    7,691  $    8,373  $    8,360
Net Income...................................  $     6,626    $   12,917  $       14,596   $   12,172  $    8,387  $    9,339
Ratio of Earnings to Fixed Charges...........         3.73          5.09            4.98         3.05        2.31        2.46

    For the purpose of computing our ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of (i) interest expense, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) an estimate of the interest within rental expense.

CAPITALIZATION

                                                        OUTSTANDING SEPTEMBER 30, 1998
                                                    ---------------------------------------
                                                                        % OF CAPITALIZATION
                                                         AMOUNT         -------------------
                                                    ----------------
                                                      (THOUSANDS)
Total debt........................................       $   94,278               43.1%
Common stock equity...............................          124,563               56.9
                                                    ----------------             -----
    Total capitalization..........................       $  218,841              100.0%
                                                    ----------------             -----
                                                    ----------------             -----

                                USE OF PROCEEDS

    We plan to add the net proceeds from the sale of the Debentures to our general funds and to use such funds to repay a portion of our short-term indebtedness incurred in connection with our construction program.

                        CERTAIN TERMS OF THE DEBENTURES

    The following description of the particular terms of the Debentures supplements the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities".

PRINCIPAL AMOUNT, INTEREST AND MATURITY

    We are issuing $20,000,000 of Debentures which will mature on December 8, 2003. The Debentures will be issued under the Indenture dated as of July 1, 1995 between the Company and The Fifth Third Bank, as Trustee (the "Trustee"), as supplemented by a Third Supplemental Indenture dated as of December 8, 1998. The Debentures will be designated as specified on the cover of this Prospectus Supplement. The Debentures will be limited to a total of $20,000,000 aggregate principal amount.

    We will pay interest at an annual rate of 6.11% on the Debentures on June 8 and December 8 of each year beginning June 8, 1999. Interest will accrue from December 8, 1998. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months.

    Interest will be paid to holders of record on the business day immediately preceding the interest payment date. A business day shall be any day other than a day that banking institutions in the City of New York are authorized or obligated to close.

    Principal of, premium (if any) and interest on the Debentures will initially be payable and the Debentures will be transferable at the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, provided that payment of interest may be made at the option of the Company by checks mailed to the registered holders of the Debentures.

    The Debentures will not be secured and will rank equally with any other indebtedness which is issued under the Indenture and not specifically subordinated to the Debentures.

REDEMPTION

    Subject to the terms of the Indenture, we will have the right to redeem the Debentures, in whole but not in part, from time to time and at any time (such redemption, an "Optional Redemption", and the date thereof, the "Optional Redemption Date") upon not less than 30 days' notice to the holders, at a redemption price equal to the sum of (A) the greater of (i) 100% of the principal amount of the Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less the Applicable Accrued Interest Amount plus (B) the Applicable Accrued Interest Amount.

    "Applicable Accrued Interest Amount" means, at the Optional Redemption Date, the amount of interest accrued and unpaid from the prior interest payment date to the Optional Redemption Date on the Debentures subject to the Optional Redemption determined at the rate per annum shown in the title thereof, computed on the basis of a 360-day year of twelve 30-day months.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures to be redeemed pursuant to the Optional Redemption. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to the Optional Redemption Date, the average of the Reference Treasury Dealer Quotations for such Optional Redemption Date.

    "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Remaining Scheduled Payments" means, with respect to any Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the Optional Redemption Date but for the Optional Redemption.

    "Treasury Rate" means, with respect to the Optional Redemption Date (if any), the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

    The Debentures will not be redeemable at the option of any holder prior to maturity and will not be subject to any sinking fund.

GLOBAL SECURITIES

    We will issue the Debentures in book-entry only form, which means that they will be represented by one permanent global certificate registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here as "book-entry only."

    DTC will keep a computerized record of its participants (for example, your broker) whose clients purchased the Debentures. The participant will then keep a record of its clients who purchased the Debentures. The global certificate representing the Debentures may not be transferred, except that DTC, its nominees and their successors may transfer the entire global certificate to one another.

    By using book-entry only form, we will not issue certificates to individual holders of the Debentures or register the ownership interests in the Debentures of such individual holders. Beneficial interests in the global certificate will be shown on, and transfers of interests in the global certificate will be made only through, records maintained by DTC and its participants.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. The Company and the Trustee will treat DTC's nominee as the owner of the global certificate for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the Debentures to owners of beneficial interests in the global certificate.

    It is DTC's current practice, upon receipt of any payment of principal and interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificate as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Debentures on a record date by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global certificate, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee or the Company.

    Debentures represented by the global certificate will be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

    - We instruct the Trustee that the global certificate is now exchangeable;
      or

    - An event of default under the Indenture has occurred and is continuing.

    A further description of the Depositary's procedures with respect to the Debentures is set forth under "Description of Debt Securities--Global Debt Securities" in the accompanying Prospectus.

DEFEASANCE

    The Debentures will be subject to defeasance and covenant defeasance as provided under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

                                  UNDERWRITING

    The Company and First Chicago Capital Markets, Inc. (the "Underwriter") have entered into an underwriting agreement dated November 30, 1998 with respect to the offering of the Debentures. Subject to certain conditions, the Underwriter has agreed to purchase from us the $20,000,000 principal amount of Debentures.

    If all the conditions under the underwriting agreement have been met, the Underwriter will purchase all of the Debentures if any are purchased.

    Debentures sold by the Underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement.

    The Debentures are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Debentures.

    In order to facilitate the offering of the Debentures, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriter may overallot in connection with the offering, creating a short position for its own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriter may bid for, and purchase, the

Debentures in the open market. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $80,000.

    An affiliate of the Underwriter engages in various general financing and banking transactions with our affiliates in the ordinary course of business.

    We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

PROSPECTUS

                    THE UNION LIGHT, HEAT AND POWER COMPANY
                                DEBT SECURITIES

                               -----------------

 THE UNION LIGHT, HEAT AND POWER COMPANY ("UNION LIGHT" OR THE "COMPANY") INTENDS FROM TIME TO TIME TO ISSUE UP TO $55,000,000 AGGREGATE PRINCIPAL
  AMOUNT OF UNSECURED DEBT SECURITIES (THE "DEBT SECURITIES") IN ONE OR MORE
    SERIES ON TERMS TO BE DETERMINED AT THE TIME OR TIMES OF SALE. FOR EACH
     ISSUE OF THE DEBT SECURITIES FOR WHICH THIS PROSPECTUS IS BEING DELIVERED (THE "OFFERED SECURITIES") THERE WILL BE AN ACCOMPANYING
       PROSPECTUS SUPPLEMENT (THE "PROSPECTUS SUPPLEMENT") THAT SETS
       FORTH, WITHOUT LIMITATION AND TO THE EXTENT APPLICABLE, THE
          SPECIFIC DESIGNATION, AGGREGATE PRINCIPAL AMOUNT,
          DENOMINATION, MATURITY, PREMIUM, IF ANY, RATE OF INTEREST
            (WHICH MAY BE FIXED OR VARIABLE) OR METHOD OF
              CALCULATION THEREOF, TIME OF PAYMENT OF INTEREST,
              ANY TERMS FOR REDEMPTION, ANY SINKING FUND
                PROVISIONS, ANY SUBORDINATION PROVISIONS, THE
                 INITIAL PUBLIC OFFERING PRICE, THE NAMES OF
                 ANY UNDERWRITERS OR AGENTS, THE PRINCIPAL
                   AMOUNTS, IF ANY, TO BE PURCHASED BY THE
                     UNDERWRITERS, THE COMPENSATION OF
                       SUCH UNDERWRITERS OR AGENTS, AND
                       ANY OTHER   SPECIAL TERMS OF THE
                              OFFERED SECURITIES.

                              -------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    UNION LIGHT MAY SELL THE DEBT SECURITIES THROUGH UNDERWRITERS, DEALERS OR AGENTS, OR DIRECTLY TO ONE OR A LIMITED NUMBER OF PURCHASERS. THE PROSPECTUS SUPPLEMENT WILL SET FORTH THE NAMES OF UNDERWRITERS, DEALERS OR AGENTS, IF ANY, ANY APPLICABLE COMMISSIONS OR DISCOUNTS AND THE NET PROCEEDS TO UNION LIGHT FROM THE SALE OF THE OFFERED SECURITIES.

APRIL 27, 1998

                             AVAILABLE INFORMATION

    UNION LIGHT IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") AND ACCORDINGLY FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). INFORMATION CONCERNING DIRECTORS AND OFFICERS, THEIR REMUNERATION, AND ANY MATERIAL INTEREST OF SUCH PERSONS IN TRANSACTIONS WITH UNION LIGHT, AS OF PARTICULAR DATES, IS DISCLOSED IN UNION LIGHT'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., WASHINGTON, D.C.; SUITE 1400, 500 WEST MADISON STREET, CHICAGO, ILLINOIS; AND SUITE 1300, SEVEN WORLD TRADE CENTER, NEW YORK, N.Y. COPIES OF SUCH MATERIAL CAN ALSO BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT ITS PRINCIPAL OFFICE AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES, OR FROM THE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SUCH MATERIAL CAN ALSO BE INSPECTED AT THE OFFICES OF THE NEW YORK STOCK EXCHANGE AND THE CINCINNATI STOCK EXCHANGE.

    UNION LIGHT'S PRINCIPAL EXECUTIVE AND BUSINESS OFFICE IS LOCATED AT 139 EAST FOURTH STREET, CINCINNATI, OHIO 45202 (TELEPHONE 513-421-9500).

                              -------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNION LIGHT OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There is hereby incorporated in this Prospectus by reference the following documents heretofore filed with the Securities and Exchange Commission:

        1. Union Light's Annual Report on Form 10-K for the year ended December 31, 1997 filed pursuant to the Exchange Act.

    All documents filed by Union Light pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    UNION LIGHT HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. WILLIAM L. SHEAFER, VICE PRESIDENT AND TREASURER, THE UNION LIGHT, HEAT AND POWER COMPANY, 139 EAST FOURTH STREET, CINCINNATI, OHIO 45202 (TELEPHONE 513-421-9500).

                                  THE COMPANY

    Union Light (incorporated in Kentucky in 1901) is a wholly-owned subsidiary of The Cincinnati Gas & Electric Company ("CG&E") and an affiliate of Cinergy Corp. ("Cinergy"), a registered holding company under the Public Utility Holding Company Act of 1935. Union Light is primarily engaged in the transmission, distribution, and sale of electric energy and the sale and transportation of natural gas in northern Kentucky. The area served with electricity, gas, or both covers approximately 500 square miles, has an estimated population of 319,000, and includes the cities of Covington and Newport in Kentucky.

                                USE OF PROCEEDS

    Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied primarily to the redemption, repurchase, repayment, or retirement of outstanding indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the years ended December 31, 1993 through 1997 were 2.46, 2.31, 3.05, 4.98 and 5.09, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities may be issued in one or more new series under an Indenture between the Company and The Fifth Third Bank, as Trustee (the "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Debt Securities, the forms of which are filed as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

    The Debt Securities will be unsecured obligations of the Company.

    Reference is made to the Prospectus Supplement relating to any particular issue of Offered Securities for the following terms, among others: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the right, if any, to extend interest payment periods and the duration of such extension; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance"; (12) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee; (13) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (14) any addition to or change in the covenants in the Indenture; (15) the applicability of or any change in the subordination provisions of the Indenture for a series of Debt Securities; and (16) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

    Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

FORM, EXCHANGE, AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form without coupons. (Section 302).

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

    Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

    If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

GLOBAL DEBT SECURITIES

    Some or all of the Debt Securities of any series may be issued as Global Debt Securities. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable

Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Debt Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

    As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any portion thereof registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any portion thereof for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

    Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee (the "Participants") and to persons that may hold beneficial interests through Participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective portion of the principal amounts of the Global Debt Security to the accounts of its Participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Debt Security are subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in some cases, will trade in the Depositary's same-day funds settlement system in which secondary market trading activity in those beneficial interests are required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Debt Securities. (Section 801).

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 35% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 501).

    If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section
502). For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonably satisfactory indemnity. (Section
603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) affect the applicability of the subordination provisions to any Debt Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 902).

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities or to the Debt Securities of any series. (Section
1301).

    DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

TITLE

    The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

CONCERNING THE TRUSTEE

    The Fifth Third Bank is the Trustee under the Indenture. The Fifth Third Bank also acts as the Trustee for certain unsecured debt securities of CG&E and PSI Energy, Inc. ("PSI"), an affiliate of Union Light, is the Trustee for certain pollution control revenue bonds of CG&E and PSI, acts as registrar for preferred stock of CG&E and PSI and for the common stock of Cinergy, and is the transfer agent for the capital stock of Union Light. The Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for Union Light, CG&E and PSI.

                              PLAN OF DISTRIBUTION

    Union Light may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to Union Light from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular Underwritten Offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of Offered Securities, the underwriters may receive compensation from Union Light or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the Offered Securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. Union Light has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. The underwriting agreement pursuant to which any Offered Securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

    Offered Securities may be sold directly by Union Light or through agents designated by Union Light from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by Union Light to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, Union Light will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from Union Light at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    The balance sheets of Union Light as of December 31, 1997 and 1996 and the related statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 1997, included in Union Light's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

    The legality of the Debt Securities will be passed upon for Union Light by Taft, Stettinius & Hollister LLP, Star Bank Center, Cincinnati, Ohio 45202, and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, who may rely as to matters of Kentucky law on the opinion of Taft, Stettinius & Hollister LLP.